Exhibit 99.1

Rezolute, Inc. Announces Appointment of Hoyoung Huh, M.D., Ph.D. as Vice Chairman of its Board of Directors

LOUISVILLE, Colorado, April 4, 2018 – (GLOBE NEWSWIRE) – Rezolute, Inc. (“Rezolute” or the “Company”) (OTCQB: RZLT), a clinical stage biopharmaceutical company specializing in the development of innovative drug therapies for metabolic and orphan diseases, announced today that Hoyoung Huh, M.D., Ph.D. has been appointed to serve as Vice Chairman of its Board of Directors.

“I am delighted to step into the role of Vice Chairman as the Company prepares to uplist onto a national exchange and raise the capital necessary to advance its diversified clinical portfolio,” stated Dr. Huh. He added, “I continue to believe that Rezolute has tremendous potential to bring forward therapies that may alter the treatment paradigm in metabolic related diseases.”

Nevan Elam, the Company’s Chairman and CEO noted, “I look forward to collaborating with Hoyoung and benefiting from his substantial experience navigating the capital markets.”

About Rezolute, Inc.
Rezolute is a clinical stage biopharmaceutical company specializing in the development of innovative drug therapies to improve the lives of patients with metabolic and orphan diseases. Rezolute is advancing a diversified pipeline including: RZ358 (Phase 2), an antibody for the ultra-orphan indication of Congenital HyperInsulinism (CHI), with an abbreviated path-to-market strategy; AB101 (Phase 1), a once-weekly injectable basal insulin with the potential to transform the treatment landscape in diabetes management by reducing the therapeutic burden for patients and improving compliance; and RZ402 (plan to file IND in H2 2018), a Plasma Kallikrein Inhibitor (PKI) targeting Diabetic Macular Edema (DME). For more information, visit: www.rezolutebio.com.

Forward-Looking Statements
This release, like many written and oral communications presented by Rezolute, Inc. and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, Rezolute undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Rezolute, Inc. Contact:

Noopur Liffick

VP of Corporate Development

(650) 549-4175

investor-relations@rezolutebio.com